Exhibit 99.2

July 18, 2006

Vesta Fire and Subsidiaries to Cancel Policies;

Action includes Texas Select Homeowners Policies

AUSTIN – At the direction of its Rehabilitator, Vesta Fire Insurance Company (Vesta Fire) and its Texas subsidiary insurance companies have begun issuing notices to agents to cease writing new and renewal insurance business, including homeowners policies for Texas Select Lloyds customers. Absent a last minute solution, all policies with the companies will be cancelled on August 23. The Rehabilitator has also started the process to have Vesta Fire and its Texas subsidiary insurers, including Texas Select, placed into liquidation.

Vesta Fire is a Texas-domiciled insurer and the parent company of four other Texas-domiciled insurers: Texas Select Lloyds Insurance Company, Vesta Insurance Corporation, Shelby Casualty Company, and the Shelby Insurance Company. Texas Select is the only insurers with active Texas policyholders.

This action follows an agreed order of rehabilitation for the Texas-domiciled companies obtained by the Texas Department of Insurance on June 28. Texas Insurance Commissioner Mike Geeslin, acting as Rehabilitator, immediately appointed a Special Deputy Receiver (SDR). The SDR assumed control of Vesta Fire and its Texas subsidiaries and subsequently made a recommendation that the companies were unable to meet their current obligations. Prior to that determination, the Rehabilitator had been in active negotiations with a potential buyer for certain Vesta insurers, including Texas Select. However, the parties were unable to complete the transaction.

In taking this action, Geeslin noted that it was in the long-term best interests of policyholders.

“My primary goal in this action is to ensure policyholders have insurance that is able to pay their claims should a loss occur,” Geeslin said. “We simply could not allow policyholders and ultimately Texas taxpayers to be at risk given the financial condition of these companies.”

Geeslin noted that concerns with Vesta Fire and its subsidiaries extend group-wide and were not limited to Texas Select and its underlying insurance contracts. Vesta’s problems include a series of losses from hurricanes that drove a long-term need for additional capital. Ultimately, Vesta’s capital raising initiatives were not successful. Similar to the Texas actions, regulators in Hawaii have taken control of another Vesta subsidiary, Hawaiian Insurance & Guaranty Co. Ltd., and Florida regulators have taken control of another affiliate, Florida Select Insurance Company.

Until earlier this year, Texas Select Lloyds was the only Vesta insurer domiciled in Texas. In May, four other Vesta insurers re-domesticated to Texas, including Vesta Fire. Vesta Fire is the parent company of the other Vesta insurers and served as a financial backstop for the subsidiary insurers, including Texas Select. These actions were coordinated by the Texas Department of Insurance in order to consolidate regulatory authority.

Affected policyholders should contact their insurance agents as soon as possible to begin securing new insurance coverage. TDI is also assisting Texas policyholders to obtain new insurance immediately. Policyholders located in other states may request similar assistance from their respective states’ insurance departments. Consumer Assistance specialists may be reached at the Texas Department’s toll-free number – 1-800-252-3439. TDI’s websites, www.tdi.state.tx.us and www.helpinsure.com, have been updated with information to assist consumers during this transition. Other TDI resources on the internet include homeowners price comparison and company and agent “look up” pages to verify that insurance companies, agencies and agents are licensed.

For more information contact: PIO@tdi.state.tx.us

Last updated: 07/18/2006